UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

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SUPER LEAGUE ENTERPRISE, INC.

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Super League Issues Letter to Stockholders on Metaplanet Transaction

Chairman and CEO Matt Edelman on why the proposed transaction transforms what Super League can become in its next chapter

Santa Monica, CA – October 6, 2026 – Super League Enterprise, Inc. (Nasdaq: SLE) (“Super League” or the “Company”), an audience intelligence and media activation company trusted by global brands to reach and engage people who play video games across the digital advertising landscape, issued a letter to stockholders from the Company’s Chairman and Chief Executive Officer, Matt Edelman.

Dear Fellow Stockholders,

On August 18, 2026, Super League announced what I believe is the most consequential transaction in our history.

With approval from you, our stockholders, at our 2026 Annual Meeting on October 16, 2026, and satisfaction of other closing conditions, we are on track to become part of a global platform with access to public capital markets in both the U.S. and Japan. More specifically, after closing, we would remain a Nasdaq-listed company, subject to the approval of Nasdaq, while also becoming a company controlled by Metaplanet Inc. (“Metaplanet”) (TSE:3350), a Tokyo Stock Exchange-listed company and the third largest corporate Bitcoin holder in the world (as of August 18, 2026).

Also upon closing, we would have a new name - Superplanet, Inc. - representing both our legacy and our new partnership with Metaplanet.

There are many details to this transaction, all available in our definitive proxy statement filed on September 25, 2026. I want to use this letter to focus on something critically important: why we believe it can fundamentally change the opportunity for our stockholders.

For the past eighteen months, my focus has been on ensuring Super League could pursue an open-ended future enabled by a stable foundation. We eliminated debt, reduced costs, simplified our capital structure and strengthened the underlying business. We did that work because it was necessary. But it also created new possibilities - possibilities uniquely available to a clean, compliant, unencumbered Nasdaq company in a market that rewards scale, business model diversification, cost discipline and global relevance.

This transaction represents that exact type of opportunity, offering Super League and our stockholders a future of an entirely different scale.

I appreciate having this chance to share more about why we are so invigorated by this transformational trajectory.

A Commitment Designed for the Long Term

It is important to understand what Metaplanet is bringing to Super League and the conviction behind that commitment.

In just over two years, Metaplanet has built one of the largest corporate Bitcoin treasuries in the world. Upon successfully closing this transaction, Metaplanet is expected to contribute 2,100 of its own Bitcoin to Super League and become the Company's controlling stockholder. Equally important, Metaplanet has agreed to a five-year lock-up covering its shares of common stock received at closing, as well as shares of common stock it would receive through the exercise or conversion of additional securities contemplated by the transaction.

That matters.

Metaplanet is not approaching Super League as a short-term financial investment. It is committing its Bitcoin, its balance sheet, its capital markets expertise and learnings from both successes and setbacks in building one of the largest corporate Bitcoin treasuries. Most meaningful to SLE stockholders, Metaplanet is locking in its equity ownership for an initial period of five years — reflecting Metaplanet’s long-term commitment to Super League rather than prioritizing near-term liquidity.

That kind of commitment doesn't happen by accident, and it doesn't happen without conviction. We also believe Metaplanet's decision to build its U.S. platform through Super League is a validation of what our team has accomplished. Super League brings an established management team and operating infrastructure, a decade of experience working with many of the world's largest consumer brands, and an understanding of the psychographic, behavioral, and lifestyle traits of the global population of consumers who play video games. We see that kind of reach into a digitally native community as an advantage and believe it could position Superplanet to lead in introducing Bitcoin, and the companies building around it, to the next generation.

We’re not trading in our assets. We’re building on top of them.

Why Bitcoin

I want to spend a moment here, because not every stockholder reading this letter follows Bitcoin closely, and you shouldn't need to do so in order to understand the fundamental reasons for this transaction.

Start with something more familiar: money itself. Governments around the world have spent recent years expanding the supply of their currencies to meet specific needs. While the benefits occupy most of the headlines, there is also a cost. When more currency enters a system, each existing unit tends to be worth a little less, which has the effect of lowering the value of what people have worked to save.

This isn't a new phenomenon, but the pace of it has accelerated, and it's part of why a growing number of companies, central banks and long-term investors have started paying closer attention to assets that cannot simply be increased on demand.

Bitcoin is one of those assets, and in our opinion, a key asset that a company in today’s global economy can hold on its balance sheet. We believe Bitcoin is a highly liquid store of value, with supply that is fixed by code rather than policy. That doesn't make it risk-free. However, it can be a credible solution to a real and growing problem.

We're not asking our stockholders to become Bitcoin experts or to agree with every argument its advocates make. We're asking you to consider the value of supporting a company that takes seriously how much harder a saved dollar has to work today just to be worth the same tomorrow.

Bitcoin's price can be volatile, sometimes sharply so, and nothing here is a prediction about where it would trade next month, next quarter or beyond. Our conviction rests on its potential long-term properties, not its short-term path. And we’re not carrying that conviction alone. With the approval of our stockholders and satisfaction of other closing conditions, we would stand as part of a new global platform with Metaplanet, whose disciplined stewardship of a corporate Bitcoin treasury gives us a model already operating successfully at scale.

Two Businesses, One Company

I want to be direct about something important: this is not a pivot away from Super League's operating business. With Metaplanet as our partner and parent company, we would be launching an additional business line, running in parallel with what we already do every day.

While the Bitcoin treasury would be our primary driver of enterprise growth, we expect our gaming media and advertising business to continue alongside it, with continuity across our management team, employees, customers and brand partners, as described in our definitive proxy statement. We remain focused on our path to stronger financial outcomes. Nothing about our commitment to stabilizing and improving the results of that business changes as a result of this transaction.

Alongside it, we would be adding a second, powerful new engine: a Bitcoin treasury, set to be seeded with an investment of 2,100 Bitcoin - worth approximately $132 million as of the closing price of Bitcoin on the Coinbase Exchange at 4:00 p.m. (New York City time) on August 14, 2026 - the largest single investment in Super League's history. While the value of Bitcoin remains volatile, it is worth noting the value of 2,100 Bitcoin as of the closing market price of Bitcoin on the Coinbase Exchange at 4:00 p.m. (New York City time) on October 2, 2026 increased to approximately $179 million.

The transaction structure also provides for warrants and other investment rights that could potentially provide substantial additional capital to Superplanet over time if exercised, as described in our definitive proxy statement. Superplanet also would be able to pursue independent direct capital raises based on market conditions. We would intend to pursue such opportunities thoughtfully, favoring structures that grow Bitcoin per share for our stockholders.

These two businesses are not as disconnected as they may first appear. The consumers we reach every day - people who play video games - demonstrate ongoing comfort with digital ownership, specifically of assets within video games, which they choose to purchase, trade, and value based on a combination of personal conviction and in-game dynamics. We believe that behavior creates real commercial opportunity. We've spent years helping brands build relationships with gaming audiences; we see the same potential in helping expand Bitcoin awareness and ownership within that same audience, and in time, developing unique programs that bring brands into the Bitcoin economy. We don't need to force these connections, but where they may meet naturally, we would strive to be first.

Two businesses, each capable of creating increasing value on its own terms, operating under one roof.

Changing the Ceiling

I also want to speak candidly to stockholders who have been with Super League for some time.

We have made real progress over the past year. But leading up to the announcement of this transaction, that progress had not yet translated into the public-market value that stockholders have hoped we would achieve. That has been frustrating for all of our stakeholders, including you, as well as for our employees and certainly for me.

We could have kept working inside those constraints. Instead, we chose to try to change them.

This transaction would not guarantee an outcome. Bitcoin will fluctuate. Capital markets will shift. Our execution will matter enormously, and the transaction itself remains subject to our stockholders’ approval and other closing conditions. Yet in sum, I believe the ceiling on what Super League can become as Superplanet would be significantly transformed.

Upon closing, we would no longer be defined solely by the scale of our current business. We would have a meaningful Bitcoin treasury, the backing of one of the largest corporate Bitcoin holders globally, and a platform spanning Nasdaq and the Tokyo Stock Exchange.

The Journey Ahead

For stockholders who have stayed with us through the harder chapters, I believe this transaction is what we have worked hard to earn: a path to a larger future, not just a bigger balance sheet.

Our ambition isn't simply to own Bitcoin. Rather, it’s to build Superplanet into a company that combines disciplined capital allocation, an operating business with growth in its future, and the full weight of Metaplanet behind us as a majority stockholder for the long-term.

There is substantial work in front of us, and there will be volatility along the way. But for the first time in several years, we have a business positioned to compete for capital at a scale we would be less likely to achieve on an isolated path.

Your vote at our Annual Meeting on October 16, 2026 is how this future happens. With our definitive proxy statement now available, this letter is meant to express why I personally believe in what we are pursuing through this transaction and share my conviction that the proposals in front of you deserve your support.

Voting

For your convenience, contact information for our proxy solicitor is immediately below. They can assist in the voting process:

Advantage Proxy, Inc.

Toll Free: 1-877-870-8565

Collect: 1-206-870-8565

Email: ksmith@advantageproxy.com

In closing, I am deeply grateful to our stockholders, to the team members whose work propelled us to this moment, and to Metaplanet for the confidence it has placed in our team.

Super League built the foundation. Superplanet would give us the chance to scale on top of it — together.

Matt Edelman
Chairman, Chief Executive Officer & President
Super League Enterprise, Inc.

About Super League

Super League (Nasdaq: SLE) connects brands with the 3.3 billion-person global gaming population through advertising and branded content programs across gaming and digital media platforms. The Company generates revenue by delivering these programs through proprietary interactive formats, creator content, immersive experiences, data-driven insights, and strategic campaign services designed to improve marketing performance. By translating player behavior into actionable intelligence, Super League serves as a trusted partner helping brands reach and influence consumers who play video games. With a deep understanding of this highly engaged yet under-monetized audience, Super League is positioned to capture an increasing share of brand advertising spend as the market evolves.

Important Information About the Annual Meeting and Where to Find It

The Company has filed a definitive proxy statement with the SEC on September 25, 2026 in connection with its 2026 Annual Meeting of Stockholders (the “Annual Meeting”). The Company may also file other documents with the SEC in connection with the Annual Meeting. This document is not a substitute for the definitive proxy statement or any other document which the Company may file with the SEC. Investors and stockholders are urged to read the definitive proxy statement and any other relevant documents that are or will be filed with the SEC, as well as any amendments or supplements thereto, carefully and in its entirety because they contain or will contain important information regarding the proposals to be considered at the Annual Meeting, the proposed transaction with Metaplanet (the “Metaplanet Transaction”) and related risks and matters. The definitive proxy statement and other filings are available free of charge through the SEC's website.

Participants in the Solicitation

Super League and certain of its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Super League’s stockholders in connection with the Metaplanet Transaction. Additional information regarding the identity of the participants, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials filed with the SEC in connection with the Metaplanet Transaction. You may obtain copies of these documents filed with, or furnished to, the SEC free of charge. All such documents are available free of charge at the SEC’s website at www.sec.gov or Super League’s website at www.superleague.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995.

Forward-looking statements can be identified by words such as “anticipate,” “intend,” "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. Forward-looking statements include all statements other than statements of historical fact, including, without limitation, all statements regarding the Metaplanet Transaction; the value of Bitcoin received by Super League in exchange for the shares of Super League common stock to be issued to Metaplanet; Super League’s value, assuming the consummation of the Metaplanet Transaction; Super League becoming controlled by Metaplanet following the closing of the Metaplanet Transaction; Super League’s new business strategy regarding a Bitcoin treasury model; Super League’s ability to raise capital after the consummation of the Metaplanet Transaction, including the sale of preferred shares to purchase additional Bitcoin; terms of potential preferred stock to be issued should the Metaplanet Transaction be consummated; publishing of Bitcoin-related metrics after the consummation of the Metaplanet Transaction; the transaction structure and key terms of the Metaplanet Transaction; and the approval by Super League’s stockholders in connection with the Metaplanet Transaction; Super League’s ability to maintain compliance with the Listing Rules of the Nasdaq Capital Market; strategic transactions and partnerships; and capital structure, liquidity, and financing activities. These statements are based on current expectations, estimates, forecasts, and projections about the industry and markets in which the Company operates, management’s current beliefs, and certain assumptions made by the Company, all of which are subject to change.

Forward-looking statements are neither historical facts nor assurances of future performance. Instead, these are based only on Super League’s current beliefs, expectations and assumptions regarding the future of its business, future plans and strategies, projections, anticipated events and trends, the economy and other conditions. Because forward-looking statements relate to the future, these are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of Super League’s control. These and other forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results or financial condition to differ materially from those indicated in any forward-looking statements. Neither Super League nor any other person assume responsibility for the accuracy and completeness of the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements as predictions of future events.

Important risk factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, but are not limited to: fluctuations in the market price of bitcoin and any associated unrealized gains or losses on digital assets, including accounting treatment relating to the Company's bitcoin holdings; changes in securities laws or other laws or regulations, or the adoption of new laws or regulations, relating to bitcoin that adversely affect the price of bitcoin or Super League’s ability to transact in or own bitcoin; the impact of the availability of spot exchange traded products and other investment vehicles for bitcoin and other digital assets; a decrease in liquidity in the markets in which bitcoin is traded; security breaches, cyberattacks, unauthorized access, loss of private keys, fraud or other circumstances or events that result in the loss of Super League’s bitcoin; impacts to the price and rate of adoption of bitcoin associated with financial difficulties and bankruptcies of various participants in the digital asset industry; the extent and timing of market acceptance of Super League’s new product offerings; the Company’s ability to create customer demand and adoption trends; the Company’s ability to successfully integrate new technologies and partnerships; the consummation of the Metaplanet Transaction on anticipated terms and timing, including the satisfaction of closing conditions; the Company’s ability to maintain compliance with the Nasdaq Capital Market continued listing standards; access to, and the cost of, capital; and the other risks and uncertainties described in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, the Company’s Definitive Proxy Statement on Schedule 14A, and other filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. Any forward-looking statement made by the Company in this press release is based only on information currently available to Super League and speaks only as of the date on which it is made. Except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Investor Relations Contact:

Allan Rosenthal

Intelligent IR ATX

abrosey@intelligentiratx.com